Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Fourth-Quarter and Full-Year Financial Results: Achieved 9.1% Pre-tax Margin Ahead of Schedule in Q4

Q4 2022 pre-tax margin exceeded 2019 and vaulted United to an industry-leading position

The changes United made to increase staffing and resources and invest in technology and infrastructure created strong operations and allowed United to recover quickly after winter storm Elliott

Remains confident in hitting its 2023 financial performance targets fueled by United Next progress

CHICAGO, Jan. 17, 2023 – United Airlines (UAL) today reported fourth-quarter and full-year 2022 financial results. The company exceeded adjusted operating margin1 guidance in the fourth quarter reporting a 11.1% operating margin; 11.2% operating margin on an adjusted basis1. Additionally the company reported a 9.1% pre-tax margin on a GAAP basis and 9.0% on an adjusted basis1, achieving its 2023 target ahead of schedule. The company grew operating revenue by 14% and TRASM (total revenue per available seat mile) by 26%, both versus fourth quarter 2019. The company remains confident in the 2023 United Next adjusted pre-tax margin1 target of about 9%.
United was able to recover quickly from significant irregular operations in December as a result of winter storm Elliott. During the key holiday travel days between December 21 and 26, nearly 36% of all United flights were exposed to severe weather. Despite that impact, 90% of United customers made it to their destination within 4 hours of their scheduled arrival time. The company credits significant investment in its people, resources, technology and infrastructure over the past few years with its ability to recover from significant weather events.
"Thank you to the United team that, last month, managed through one of the worst weather events in my career to deliver for so many of our customers and get them home for the holidays,” said United Airlines CEO Scott Kirby. “Our dedicated team used our state-of-the-art tools to prepare for the bad weather, take care of our customers and quickly recover once the worst of the weather had passed. Over the last three years, United has made critical investments in tools, infrastructure and our people – all of which are essential investments in our future. That’s why we’ve got a big head start, and we’re now poised to accelerate in 2023 as our United Next strategy becomes a reality.”
1 For additional information about the non-GAAP measures used in this press release, see “Non-GAAP Financial Information" below.

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
Fourth-Quarter Financial Results
•Net income of $843 million, adjusted net income1 of $811 million.
•Capacity down 9% compared to fourth-quarter 2019.
•Total operating revenue of $12.4 billion, up 14% compared to fourth-quarter 2019.
•TRASM of up 26% compared to fourth-quarter 2019.
•CASM of up 21%, and CASM-ex1 of up 11%, compared to fourth-quarter 2019.
•Operating margin of 11.1%, adjusted operating margin1 of 11.2%, both up over 2 pts. compared to fourth-quarter 2019.
•Pre-tax margin of 9.1%, adjusted pre-tax margin1 of 9.0%, both up and around 1 pt. compared to fourth-quarter 2019.
•Average fuel price per gallon of $3.54.
Full-Year Financial Results
•Net income of $737 million, adjusted net income1 of $831 million.
•Operating margin of 5.2%, adjusted operating margin1 of 5.5%.
•Pre-tax margin of 2.2%, adjusted pre-tax margin1 of 2.5%.
•Ending available liquidity2 of $18.2 billion.
Key Highlights
•Announced the largest widebody order by a U.S. carrier in commercial aviation history: 100 Boeing 787 Dreamliners with options to purchase 100 more. Also added 100 additional Boeing 737 MAX aircraft by exercising 44 options and adding 56 new firm orders. This historic purchase is the next chapter in the ambitious United Next plan and will bolster the airline's leadership role in global travel for years to come.
•Officially opened the United Aviate Academy, the only major U.S. airline to own a flight training school, with a historic inaugural pilot class of 80% women or people of color.
•Launched Calibrate, an in-house apprenticeship program that will help grow and diversify its pipeline of Aircraft Maintenance Technicians.
•Launched a new, national advertising campaign – "Good Leads The Way" – that tells the story of United's leadership in areas like customer service, diversity and sustainability, and captures the optimism fueling the airline's large ambitions at a time of unprecedented demand in air travel.
•Announced and began the expansion of its Flight Training Center in Denver, already the largest facility of its kind in the world.
2 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
•Announced a historic commercial agreement with Emirates that will enhance each airline's network and give customers easier access to hundreds of destinations around the world. Also announced a new direct flight between Newark/New York and Dubai beginning in March 2023, subject to government approval.
•Appointed by Department of Homeland Security Secretary Alejandro Mayorkas, United Chief Executive Officer Scott Kirby served as the Co-Chair of the Homeland Security Advisory Council and also served on the Board of Directors of the Business Roundtable as the Chairman of the Education and Workforce Committee.
•Hosted the first Eco-Skies Alliance Summit, bringing together leaders, corporate customers, and senior U.S. government officials for important discussions on sustainable aviation fuel, best practices of how to reduce carbon emissions from flying and how to collaborate on future sustainability solutions.
Operational Performance
•In the fourth quarter, on-time arrival performance (arrival within 14 minutes of schedule) was at 80%, the best quarterly performance of 2022.
•United finished first among network carriers for on-time departures and completion at its three largest hubs – Denver, O'Hare and Houston – for the fourth-quarter and full-year 2022.
•In 2022, over 650,000 passenger connections were saved with ConnectionSaver, resulting in United achieving the lowest misconnect rate ever for the fourth quarter and full year (excluding 2020/2021).
•In the fourth quarter, Inflight Service, Check-In and Club Satisfaction beat their record from last quarter and ended with their highest quarterly performance since the launch of the NPS (Net Promoter Score) survey in 2020.
Customer Experience
•In 2022, 80% of domestic departures were operated on a dual-cabin aircraft, up from 67% in 2019.
•Despite the severe operating conditions during winter storm Elliott, 43% of our customer surveys included a compliment for something a United employee did to help them.
•Debuted free "bag drop shortcut" – a simple way for customers at United's U.S. hubs to skip the line, check their bag in a minute or less on average, and get to their flight.
•Began offering eligible T-Mobile customers free in-flight Wi-Fi and streaming where available on select domestic and short-haul international flights.
•United, with Jaguar North America, launched the first gate-to-gate airport transfer service powered by an all-electric fleet in the U.S. at Chicago O'Hare International Airport.

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
•Announced the return of kids' meals on board on select United flights where complimentary meals are served.
•Announced the opening of United Club FlySM, a new club concept for a U.S. airline at Denver International Airport.
•Opened the new United ClubSM location at Newark Liberty International Airport, a 30,000-square-foot space offering travelers a modern design, enhanced amenities and culinary offerings.
•Debuted new custom amenity kits for United Polaris® from Away ahead of summer travel.
•Debuted new plant-based menu items from Impossible Foods as part of United's goal to add more vegan and vegetarian options to its culinary lineup amidst growing demand for plant-based meat.
Network
•Announced the 2023 summer schedule that includes adding new service to three cities – Malaga, Spain; Stockholm, Sweden; and Dubai, United Arab Emirates – United will be the No. 1 airline to Europe, Africa, India and the Middle East next summer with service to 37 cities, more destinations than all other U.S. airlines combined.
•Launched a new alliance partnership with Virgin Australia, began year-round, nonstop service between San Francisco and Brisbane, Australia and became the largest carrier between the United States and Australia.
•Began year-round, nonstop service between Washington, D.C., and Cape Town, South Africa and expanded to year-round nonstop service between New York/Newark and Cape Town, South Africa.
•Expanded the airline's codeshare agreement with Star Alliance member Singapore Airlines, making it easier for customers to travel to more cities in the United States, Southeast Asia and other destinations in the Asia-Pacific region.
•Announced a joint business agreement with Air Canada for the Canada-U.S. transborder market, building on the companies' long-standing alliance, that will give more flight options and better flight schedules to customers traveling between the two countries.
Environmental, Social and Governance (ESG)
•In the fourth quarter, over 7,700 volunteer hours were served by more than 1,000 employee volunteers.
•In the fourth quarter, nearly 13 million miles were donated to 40 participating nonprofit organizations during United’s Giving Tuesday 2022 campaign by over 700 donors, including nearly 2 million miles matched by United.
•In the fourth quarter, more than 4 million miles and over $111,000 were raised for Hurricane Fiona and Hurricane Ian relief efforts.

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
•In 2022, through a combination of cargo-only flights and passenger flights, United transported over 1 billion pounds of cargo, including approximately 121 million pounds of medical shipments and approximately 10,500 pounds of military shipments.
•United Airlines Ventures announced a strategic investment in NEXT Renewable Fuels (NEXT), which is acquiring a permit for a flagship biofuel refinery in Port Westward, Oregon, with expected production beginning in 2026.
•Announced a $15 million investment in Eve Air Mobility and a conditional purchase agreement for 200 four-seat electric aircraft with options to purchase 200 more, expecting the first deliveries as early as 2026.
•Launched United for Business Blueprint™, a new platform that will allow corporate customers to fully customize their business travel program contracts with United.
•United Airlines Ventures and Oxy Low Carbon Ventures announced a collaboration with Cemvita Factory to commercialize the production of sustainable aviation fuel intended to be developed through a revolutionary new process using carbon dioxide and synthetic microbes.
•Announced a strategic equity investment in Natron Energy, a battery manufacturer whose sodium-ion batteries have the potential to help United electrify its airport ground equipment like pushback tractors and operations at the gate.
•U.S. President Joe Biden appointed United President Brett Hart to the Board of Advisors on Historically Black Colleges and Universities.
•Along with the PGA TOUR, announced that it will award 51 golf teams at Historically Black Colleges and Universities with more than half a million dollars in grants to fund travel for golf tournaments and recruiting efforts.
•Announced a new collaboration with OneTen, a coalition committed to upskill, hire and advance Black talent into family-sustaining careers over the next 10 years.
•United Airlines Ventures announced an investment in and commercial agreement with Dimensional Energy, another step forward to reaching United's pledge to become 100% green by achieving net-zero greenhouse gas emissions by 2050, without relying on the use of traditional carbon offsets.
•Became the first U.S. airline to sign an agreement with Neste to purchase sustainable aviation fuel overseas.
•Over 42 million miles and more than $400,000 donated to World Central Kitchen, Airlink, American Red Cross, and Americares in support of Ukraine relief efforts by United's customers, with an additional 5 million miles and $100,000 matched by United.
•Earned a top score of 100% on the 2022 Disability Equality Index for the seventh consecutive year and was recognized as a "Best Place to Work" for Disability Inclusion.

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
•Hosted more than 100 volunteer events for United's 2nd Annual September of Service with more than 1,600 United employees volunteering 6,500 hours.
•Became the first airline to donate flights in support of the White House's Operation Fly Formula and transported Kendamil formula free of charge from Heathrow Airport in London to its Washington Dulles hub.

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
Earnings Call
UAL will hold a conference call to discuss fourth-quarter and full-year 2022 financial results, as well as its financial and operational outlook for first quarter 2023 and beyond, on Wednesday, January 18, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.

Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
United's shared purpose is "Connecting People. Uniting the World." From our U.S. hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers. United is bringing back our customers' favorite destinations and adding new ones on its way to becoming the world's best airline. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance, reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, the potential impacts of the COVID-19 pandemic and other macroeconomic factors and steps the company plans to take in response thereto and goals, plans and projections regarding the company's financial position, results of operations, market position, capacity, fleet, product development, ESG targets and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals,

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.
Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the adverse impacts of the ongoing COVID-19 global pandemic on our business, operating results, financial condition and liquidity; execution risks associated with our strategic operating plan; changes in our network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into less favorable aircraft orders, as well as any inability to accept or integrate new aircraft into our fleet as planned; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; adverse publicity, harm to our brand, reduced travel demand, potential tort liability and voluntary or mandatory operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally (including inflationary pressures); reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constrains at our hubs or other airports; geopolitical conflict, terrorist attacks or security events; any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, the technology or systems; increasing privacy and data security obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions on our operations; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, including our climate goals; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel (including as a result of the Russia-Ukraine military conflict); the impacts of our significant amount of financial leverage from fixed obligations, the possibility we may seek material amounts of additional financial liquidity in the short-term, and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus® financing agreements; the impacts of the proposed phaseout of the London interbank offer

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
rate; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, weather events, infrastructure and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties. In addition, certain forward-looking outlook provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, the timing of the return to a more stable business environment, the volatility of aircraft fuel prices, customer behavior changes and return in demand for air travel, among other things (together, the "Recovery Process"). The COVID-19 pandemic and the measures taken in response may continue to impact many aspects of our business, operating results, financial condition and liquidity in a number of ways, including labor shortages (including reductions in available staffing and related impacts to the company's flight schedules and reputation), facility closures and related costs and disruptions to the company's and its business partners' operations, reduced travel demand and consumer spending, increased operating costs, supply chain disruptions, logistics constraints, volatility in the price of our securities, our ability to access capital markets and volatility in the global economy and financial markets generally. If the actual Recovery Process differs materially from our assumptions, the impact of the COVID-19 pandemic on our business could be worse than expected, and our actual results may be negatively impacted and may vary materially from our expectations and projections. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change. For instance, we regularly monitor future demand and booking trends and adjust capacity, as needed. As such, our actual flown capacity may differ materially from currently published flight schedules or current estimations.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Non-GAAP financial measures such as adjusted operating margin (which excludes special charges (credits)), CASM-ex (which excludes the impact of fuel expense, profit sharing, special charges and third-party expenses), adjusted pre-tax margin (which is calculated as pre-tax margin excluding operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net) and adjusted net income typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended December 31,			% Increase/ (Decrease) 2022 vs. 2019	Year Ended December 31,			% Increase/ (Decrease) 2022 vs. 2019
(In millions, except per share data)	2022	2021	2019		2022	2021	2019
Operating revenue:
Passenger revenue	$11,202	$6,878	$9,933	12.8	$40,032	$20,197	$39,625	1.0
Cargo	472	727	316	49.4	2,171	2,349	1,179	84.1
Other operating revenue	726	587	639	13.6	2,752	2,088	2,455	12.1
Total operating revenue	12,400	8,192	10,888	13.9	44,955	24,634	43,259	3.9

Operating expense:
Aircraft fuel	3,317	1,962	2,249	47.5	13,113	5,755	8,953	46.5
Salaries and related costs	3,000	2,579	3,078	(2.5)	11,466	9,566	12,071	(5.0)
Landing fees and other rent	657	681	650	1.1	2,576	2,416	2,543	1.3
Depreciation and amortization	624	619	606	3.0	2,456	2,485	2,288	7.3
Regional capacity purchase	571	601	725	(21.2)	2,299	2,147	2,849	(19.3)
Aircraft maintenance materials and outside repairs	600	399	475	26.3	2,153	1,316	1,794	20.0
Distribution expenses	434	235	417	4.1	1,535	677	1,651	(7.0)
Aircraft rent	59	63	67	(11.9)	252	228	288	(12.5)
Special charges (credits)	16	56	130	NM	140	(3,367)	246	NM
Other operating expenses	1,745	1,405	1,630	7.1	6,628	4,433	6,275	5.6
Total operating expense	11,023	8,600	10,027	9.9	42,618	25,656	38,958	9.4

Operating income (loss)	1,377	(408)	861	59.9	2,337	(1,022)	4,301	(45.7)

Nonoperating income (expense):
Interest expense	(479)	(429)	(161)	197.5	(1,778)	(1,657)	(731)	143.2
Interest income	156	6	30	420.0	298	36	133	124.1
Interest capitalized	32	23	20	60.0	105	80	85	23.5
Unrealized gains (losses) on investments, net	32	(125)	81	(60.5)	20	(34)	153	(86.9)
Miscellaneous, net	12	88	13	(7.7)	8	40	(27)	NM
Total nonoperating expense, net	(247)	(437)	(17)	NM	(1,347)	(1,535)	(387)	248.1

Income (loss) before income taxes	1,130	(845)	844	33.9	990	(2,557)	3,914	(74.7)

Income tax expense (benefit)	287	(199)	203	41.4	253	(593)	905	(72.0)
Net income (loss)	$843	$(646)	$641	31.5	$737	$(1,964)	$3,009	(75.5)

Diluted earnings (loss) per share	$2.55	$(1.99)	$2.53	0.8	$2.23	$(6.10)	$11.58	(80.7)
Diluted weighted average shares	330.4	323.8	253.4	30.4	330.1	321.9	259.9	27.0

NM Not meaningful

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Information is as follows (in millions, except for percentage changes):

	4Q 2022 Passenger Revenue	Passenger Revenue vs. 4Q 2019	PRASM vs. 4Q 2019	Yield vs. 4Q 2019	Available Seat Miles vs. 4Q 2019	4Q 2022 Available Seat Miles	4Q 2022 Revenue Passenger Miles
Domestic	$7,199	13.6%	22.8%	18.7%	(7.5%)	37,551	32,583

Europe	1,656	22.1%	11.4%	10.4%	9.6%	11,444	9,363
Latin America	1,119	25.6%	30.1%	23.7%	(3.5%)	6,447	5,641
Pacific	824	(24.3%)	41.9%	40.6%	(46.6%)	5,924	4,664
Middle East/India/Africa	404	55.4%	17.3%	18.4%	32.5%	2,928	2,507
International	4,003	11.3%	26.6%	23.5%	(12.1%)	26,743	22,175

Consolidated	$11,202	12.8%	24.6%	20.8%	(9.5%)	64,294	54,758

Select operating statistics are as follows:

	Three Months Ended December 31,			% Increase/ (Decrease) 2022 vs. 2019		Year Ended December 31,			% Increase/ (Decrease) 2022 vs. 2019
	2022	2021	2019			2022	2021	2019
Passengers (thousands) (a)	38,242	33,354	40,306	(5.1)		144,300	104,082	162,443	(11.2)
Revenue passenger miles ("RPMs") (millions) (b)	54,758	42,186	58,633	(6.6)		206,791	128,979	239,360	(13.6)
Available seat miles ("ASMs") (millions) (c)	64,294	54,815	71,038	(9.5)		247,858	178,684	284,999	(13.0)
Passenger load factor: (d)
Consolidated	85.2%	77.0%	82.5%	2.7	pts.	83.4%	72.2%	84.0%	(0.6)	pts.
Domestic	86.8%	83.0%	83.8%	3.0	pts.	85.5%	79.9%	85.2%	0.3	pts.
International	82.9%	66.3%	80.8%	2.1	pts.	80.5%	59.0%	82.4%	(1.9)	pts.
Passenger revenue per available seat mile ("PRASM") (cents)	17.42	12.55	13.98	24.6		16.15	11.30	13.90	16.2
Total revenue per available seat mile ("TRASM") (cents)	19.29	14.94	15.33	25.8		18.14	13.79	15.18	19.5
Average yield per revenue passenger mile (cents) (e)	20.46	16.30	16.94	20.8		19.36	15.66	16.55	17.0
Cargo revenue ton miles (millions) (f)	765	870	889	(13.9)		3,041	3,285	3,329	(8.7)
Aircraft in fleet at end of period	1,338	1,344	1,372	(2.5)		1,338	1,344	1,372	(2.5)
Average stage length (miles) (g)	1,436	1,320	1,446	(0.7)		1,437	1,315	1,460	(1.6)
Employee headcount, as of December 31 (in thousands)	92.8	84.1	95.9	(3.2)		92.8	84.1	95.9	(3.2)
CASM (cents)	17.14	15.69	14.11	21.5		17.19	14.36	13.67	25.7
CASM-ex (cents) (h)	11.71	11.95	10.53	11.2		11.73	12.96	10.21	14.9
Average aircraft fuel price per gallon	$3.54	$2.41	$2.10	68.6		$3.63	$2.11	$2.09	73.7
Fuel gallons consumed (millions)	936	814	1,071	(12.6)		3,608	2,729	4,292	(15.9)
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average stage length equals the average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliations of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted EBITDA margin, adjusted operating income (loss), adjusted operating expenses, adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share, CASM-ex, operating expenses excluding special charges, adjusted capital expenditures, free cash flow, and free cash flow, net of financings, among others. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See "Cautionary Statement Regarding Forward-Looking Statements" above.
The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results

UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges (credits), third-party business expenses, fuel expense and profit sharing. UAL believes that adjusting for special charges (credits) is useful to investors because special charges (credits) are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

UAL also reports EBITDA excluding special charges (credits), nonoperating unrealized (gains) losses on investments, net, nonoperating debt extinguishment and modification fees and nonoperating special termination benefits. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance.

	Three Months Ended December 31,			% Increase/ (Decrease) 2022 vs. 2019	Year Ended December 31,			% Increase/ (Decrease) 2022 vs. 2019
	2022	2021	2019		2022	2021	2019
CASM (cents)
Cost per available seat mile (CASM) (GAAP)	17.14	15.69	14.11	21.5	17.19	14.36	13.67	25.7
Fuel expense	5.16	3.58	3.16		5.29	3.22	3.14
Profit sharing	0.19	—	0.17		0.06	—	0.17
Third-party business expenses	0.06	0.06	0.07		0.06	0.06	0.06
Special charges (credits)	0.02	0.10	0.18		0.05	(1.88)	0.09
CASM-ex (Non-GAAP)	11.71	11.95	10.53	11.2	11.73	12.96	10.21	14.9

Adjusted EBITDA	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	2019	2022	2021	2019
Net income (loss)	$843	$(646)	$641	$737	$(1,964)	$3,009
Adjusted for:
Depreciation and amortization	624	619	606	2,456	2,485	2,288
Interest expense, net of capitalized interest and interest income	291	400	111	1,375	1,541	513
Income tax expense (benefit)	287	(199)	203	253	(593)	905
Special charges (credits)	16	56	130	140	(3,367)	246
Nonoperating unrealized (gains) losses on investments, net	(32)	125	(81)	(20)	34	(153)
Nonoperating debt extinguishment and modification fees	—	—	—	7	50	—
Nonoperating special termination benefits	—	(15)	—	—	31	—
Adjusted EBITDA	$2,029	$340	$1,610	$4,948	$(1,783)	$6,808
Adjusted EBITDA margin	16.4%	4.2%	14.8%	11.0%	(7.2)%	15.7%

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)
UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, net of flight equipment purchase deposit returns, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended December 31,		Year Ended December 31,
Capital Expenditures (in millions)	2022	2021	2022	2021
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$2,539	$536	$4,819	$2,107
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	19	13	19	814
Adjustment to property and equipment acquired through other financial liabilities (a)	—	—	—	(14)
Adjusted capital expenditures (Non-GAAP)	$2,558	$549	$4,838	$2,907

Free Cash Flow (in millions)
Net cash provided by (used in) operating activities (GAAP)	$1,158	$(269)	$6,066	$2,067
Less capital expenditures, net of flight equipment purchase deposit returns	2,539	536	4,819	2,107
Free cash flow, net of financings (Non-GAAP)	$(1,381)	$(805)	$1,247	$(40)

Net cash provided by (used in) operating activities (GAAP)	$1,158	$(269)	$6,066	$2,067
Less adjusted capital expenditures (Non-GAAP)	2,558	549	4,838	2,907
Less aircraft operating lease additions	—	127	4	668
Free cash flow (Non-GAAP)	$(1,400)	$(945)	$1,224	$(1,508)

(a) United entered into agreements with third parties to finance through sale and leaseback transactions new Boeing model 787 aircraft and Boeing model 737 MAX aircraft subject to purchase agreements between United and Boeing. In connection with the delivery of each aircraft from Boeing, United assigned its right to purchase such aircraft to the buyer, and simultaneous with the buyer's purchase from Boeing, United entered into a long-term lease for such aircraft with the buyer as lessor. Upon delivery of each aircraft, the company accounted for the aircraft, which has a repurchase option at a price other than fair value, as part of Total operating property and equipment, net on the company's balance sheet and the related obligation as Current maturities of other financial liabilities and Other financial liabilities (noncurrent) since they did not qualify for sale recognition. If the repurchase option is not exercised, these aircraft will be accounted for as leased assets at the time of the option expiration and the related assets and liabilities will be adjusted to the present value of the remaining lease payments at that time. This adjustment reflects the difference between the recorded amounts and the present value of future lease payments at inception.

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended December 31,			% Increase/ (Decrease) 2022 vs. 2019	Year Ended December 31,			% Increase/ (Decrease) 2022 vs. 2019
(in millions)	2022	2021	2019		2022	2021	2019
Operating expenses (GAAP)	$11,023	$8,600	$10,027	9.9	$42,618	$25,656	$38,958	9.4
Special charges (credits)	16	56	130	NM	140	(3,367)	246	NM
Operating expenses, excluding special charges (credits)	11,007	8,544	9,897	11.2	42,478	29,023	38,712	9.7
Adjusted to exclude:
Third-party business expenses	36	30	48	(25.0)	146	119	168	(13.1)
Fuel expense	3,317	1,962	2,249	47.5	13,113	5,755	8,953	46.5
Profit sharing	125	—	123	1.6	133	—	491	(72.9)
Adjusted operating expenses (Non-GAAP)	$7,529	$6,552	$7,477	0.7	$29,086	$23,149	$29,100	—

Operating income (loss) (GAAP)	$1,377	$(408)	$861	59.9	$2,337	$(1,022)	$4,301	(45.7)
Adjusted to exclude:
Special charges (credits)	16	56	130	NM	140	(3,367)	246	NM
Adjusted operating income (loss) (Non-GAAP)	$1,393	$(352)	$991	40.6	$2,477	$(4,389)	$4,547	(45.5)

Operating margin	11.1%	(5.0)%	7.9%	3.2 pts.	5.2%	(4.1)%	9.9%	(4.7) pts.
Adjusted operating margin (Non-GAAP)	11.2%	(4.3)%	9.1%	2.1 pts.	5.5%	(17.8)%	10.5%	(5.0) pts.

Pre-tax income (loss) (GAAP)	$1,130	$(845)	$844	33.9	$990	$(2,557)	$3,914	(74.7)
Adjusted to exclude:
Special charges (credits)	16	56	130	NM	140	(3,367)	246	NM
Unrealized (gains) losses on investments, net	(32)	125	(81)	NM	(20)	34	(153)	NM
Debt extinguishment and modification fees	—	—	—	NM	7	50	—	NM
Special termination benefits	—	(15)	—	NM	—	31	—	NM
Interest expense on ERJ 145 finance leases	—	—	(4)	NM	—	—	64	NM
Adjusted pre-tax income (loss) (Non-GAAP)	$1,114	$(679)	$889	25.3	$1,117	$(5,809)	$4,071	(72.6)

Pre-tax margin	9.1%	(10.3)%	7.8%	1.3 pts.	2.2%	(10.4)%	9.0%	(6.8) pts.
Adjusted pre-tax margin (Non-GAAP)	9.0%	(8.3)%	8.2%	.8 pts.	2.5%	(23.6)%	9.4%	(6.9) pts.

Net income (loss) (GAAP)	$843	$(646)	$641	31.5	$737	$(1,964)	$3,009	(75.5)
Adjusted to exclude:
Special charges (credits)	16	56	130	NM	140	(3,367)	246	NM
Unrealized (gains) losses on investments, net	(32)	125	(81)	NM	(20)	34	(153)	NM
Debt extinguishment and modification fees	—	—	—	NM	7	50	—	NM
Special termination benefits	—	(15)	—	NM	—	31	—	NM
Interest expense on ERJ 145 finance leases	—	—	(4)	NM	—	—	64	NM
Income tax expense (benefit) on adjustments, net	(16)	(40)	(10)	NM	(33)	728	(35)	NM
Adjusted net income (loss) (Non-GAAP)	$811	$(520)	$676	20.0	$831	$(4,488)	$3,131	(73.5)

Diluted earnings (loss) per share (GAAP)	$2.55	$(1.99)	$2.53	0.8	$2.23	$(6.10)	$11.58	(80.7)
Adjusted to exclude:
Special charges (credits)	0.05	0.17	0.52	NM	0.42	(10.46)	0.95	NM
Unrealized (gains) losses on investments, net	(0.10)	0.38	(0.32)	NM	(0.06)	0.11	(0.59)	NM
Debt extinguishment and modification fees	—	—	—	NM	0.03	0.15	—	NM
Special termination benefits	—	(0.04)	—	NM	—	0.10	—	NM
Interest expense on ERJ 145 finance leases	—	—	(0.02)	NM	—	—	0.25	NM
Income tax expense (benefit) on adjustments, net	(0.04)	(0.12)	(0.04)	NM	(0.10)	2.26	(0.14)	NM
Adjusted diluted income (loss) per share (Non-GAAP)	$2.46	$(1.60)	$2.67	(7.9)	$2.52	$(13.94)	$12.05	(79.1)
NM Not Meaningful

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$7,166	$18,283
Short-term investments	9,248	123
Restricted cash	45	37
Receivables, less allowance for credit losses (2022—$11; 2021—$28)	1,801	1,663
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2022—$610; 2021—$546)	1,109	983
Prepaid expenses and other	689	745
Total current assets	20,058	21,834

Total operating property and equipment, net	34,448	32,074
Operating lease right-of-use assets	3,889	4,645
Other assets:
Goodwill	4,527	4,527
Intangibles, less accumulated amortization (2022—$1,472; 2021—$1,544)	2,762	2,803
Restricted cash	210	213
Deferred income taxes	91	659
Investments in affiliates and other, less allowance for credit losses (2022—$21; 2021—$622)	1,373	1,420
Total other assets	8,963	9,622
Total assets	$67,358	$68,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,395	$2,562
Accrued salaries and benefits	1,971	2,121
Advance ticket sales	7,555	6,354
Frequent flyer deferred revenue	2,693	2,239
Current maturities of long-term debt	2,911	3,002
Current maturities of other financial liabilities	23	834
Current maturities of operating leases	561	556
Current maturities of finance leases	104	76
Other	779	560
Total current liabilities	19,992	18,304
Long-term liabilities and deferred credits:
Long-term debt	28,283	30,361
Long-term obligations under operating leases	4,459	5,152
Long-term obligations under finance leases	115	219
Frequent flyer deferred revenue	3,982	4,043
Pension liability	747	1,920
Postretirement benefit liability	671	1,000
Other financial liabilities	844	863
Other	1,369	1,284
Total long-term liabilities and deferred credits	40,470	44,842
Total stockholders' equity	6,896	5,029
Total liabilities and stockholders' equity	$67,358	$68,175

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net cash provided by operating activities	$6,066	$2,067

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(4,819)	(2,107)
Purchases of short-term and other investments	(11,232)	(68)
Proceeds from sale of short-term and other investments	2,084	397
Proceeds from sale of property and equipment	207	107
Loans made to others	(72)	—
Other, net	3	(1)
Net cash used in investing activities	(13,829)	(1,672)

Cash Flows from Financing Activities:
Proceeds from issuance of debt, net of discounts and fees	736	11,096
Payments of long-term debt, finance leases and other financing liabilities	(4,011)	(5,205)
Proceeds from equity issuance	—	532
Other, net	(74)	(27)
Net cash used in financing activities	(3,349)	6,396
Net increase (decrease) in cash, cash equivalents and restricted cash	(11,112)	6,791
Cash, cash equivalents and restricted cash at beginning of year	18,533	11,742
Cash, cash equivalents and restricted cash at end of the period	$7,421	$18,533

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$19	$814
Right-of-use assets acquired through operating leases	137	771
Investment interests received in exchange for goods and services	103	295
Lease modifications and lease conversions	(84)	123

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credits) and unrealized (gains) and losses on investments, net include the following:

	Three Months Ended December 31,			Year Ended December 31,
(In millions)	2022	2021	2019	2022	2021	2019
Operating:
CARES Act grant	$—	$—	$—	$—	$(4,021)	$—
Impairment of assets	—	(8)	102	—	97	171
Severance and benefit costs	—	5	2	—	438	16
(Gains) losses on sale of assets and other special charges	16	59	26	140	119	59
Total operating special charges (credits)	16	56	130	140	(3,367)	246

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	(32)	125	(81)	(20)	34	(153)
Nonoperating debt extinguishment and modification fees	—	—	—	7	50	—
Nonoperating special termination benefits	—	(15)	—	—	31	—
Total nonoperating special charges and unrealized (gains) losses on investments, net	(32)	110	(81)	(13)	115	(153)
Total operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net	(16)	166	49	127	(3,252)	93
Income tax expense (benefit), net of valuation allowance	(16)	(40)	(11)	(33)	728	(21)
Total operating and non-operating special charges (credits) and unrealized (gains) losses on investments, net of income taxes	$(32)	$126	$38	$94	$(2,524)	$72

CARES Act grant: During 2021, the company received approximately $5.8 billion in funding pursuant to two Payroll Support Program Extension Agreements (collectively, the "PSP2 and PSP3 Agreements") under the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), which included approximately $1.7 billion aggregate principal amount of unsecured promissory notes. The company recorded $4.0 billion as grant income in Special charges (credits). The company also recorded $99 million for certain warrants to purchase UAL common stock issued to the U.S. Treasury Department as part of the PSP2 and PSP3 Agreements, within stockholders' equity, as an offset to the grant income.
Impairment of assets:
During 2021, the company recorded the following impairment charges:
•$61 million, primarily comprised of impairment charges for 13 Airbus A319 aircraft and 13 Boeing 737-700 airframes as a result of current market conditions for used aircraft, along with charges for cancelled induction projects related to these aircraft.
•$36 million of impairments (net of fair value recovery) related to 64 Embraer EMB 145LR aircraft and related spare engines that United retired from its regional fleet. The decision to retire these aircraft was triggered by the United Next aircraft order. Almost all of these aircraft are classified as held for sale.

During 2019, the company recorded the following impairment charges:
•$90 million associated with its Hong Kong routes. Due to a decrease in demand for the Hong Kong market and the resulting decrease in unit revenue, the company determined that the value of its Hong Kong routes had been fully impaired.
•$43 million primarily for surplus Boeing 767 aircraft engines removed from operations
•$18 million primarily for the write-off of unexercised aircraft purchase options and $20 million in other aircraft impairments.
Severance and benefit costs: During the three and twelve months ended December 31, 2021, the company recorded charges of $5 million and $438 million, respectively, related to pay continuation and benefits-related costs provided to employees who chose to voluntarily separate from the company. The company offered, based on employee group, age and completed years of service, pay continuation, health care coverage, and travel benefits. Approximately 4,500 employees elected to voluntarily separate from the company.
During the three and twelve months ended December 31, 2019, the company recorded $2 million and $14 million, respectively, of management severance. During the twelve months ended December 31, 2019, the company recorded $2 million of severance and benefit costs related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters.
(Gains) losses on sale of assets and other special charges: During the three and twelve months ended December 31, 2022, the company recorded net charges of $16 million and $140 million, respectively. For the full year 2022, the net charges primarily consisted of $94 million for various legal matters, and $23 million related to certain contract disputes.
During the three months ended December 31, 2021, the company recorded net charges of $59 million primarily related to a one-time bonus paid to employees for their continued efforts during the COVID-19 pandemic, partially offset by gains primarily related to the sale of its former headquarters in suburban Chicago. During the year ended December 31, 2021, in addition to the fourth quarter items, the company recorded net charges of $60 million,

United Airlines Reports Fourth-Quarter and Full-Year 2022 Results
primarily related to incentives for its employees to receive a COVID-19 vaccination and the termination of the lease associated with three floors of its headquarters at the Willis Tower in Chicago, partially offset by net gains primarily related to aircraft sale-leaseback transactions and aircraft component manufacturer credits.
During the three months ended December 31, 2019, the company recorded charges of $14 million for costs related to the transition of fleet types within a regional carrier contract, $10 million for contract terminations and $2 million in other charges. During the twelve months ended December 31, 2019, in addition to the amounts described above, the company recorded charges of $18 million for the settlement of certain legal matters and $15 million related to contract terminations.
Nonoperating unrealized gains and losses on investments, net: All amounts represent changes to the market value of equity investments.
Nonoperating debt extinguishment and modification fees: During the year ended December 31, 2022, the company recorded $7 million of charges mainly related to the early redemption of $400 million of its unsecured debt.
During the year ended December 31, 2021, the company recorded $50 million of charges for fees and discounts related to the issuance of new debt and the prepayment of certain debt agreements.
Nonoperating special termination benefits: During the year ended December 31, 2021, as part of the first quarter 2021 voluntary leave programs, the company recorded $31 million of special termination benefits in the form of additional subsidies for retiree medical costs for certain U.S.-based front-line employees. The subsidies were in the form of a one-time contribution into a notional Retiree Health Account of $125,000 for full-time employees and $75,000 for part-time employees.
Interest expense related to finance leases of Embraer ERJ 145 aircraft:
During the third quarter of 2018, United entered into an agreement with the lessor of 54 Embraer ERJ 145 aircraft to purchase those aircraft in 2019. The provisions of the new lease agreement resulted in a change in accounting classification of these new leases from operating leases to finance leases up until the purchase date. As a result of the change, the company recognized a $4 million reduction in interest expense and $64 million of additional interest expense in the three and twelve months ended December 31, 2019, respectively.

Effective tax rate:
The company's effective tax rates were as follows:

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	2019	2022	2021	2019
Effective tax rate	25.4%	23.6%	24.1%	25.6%	23.2%	23.1%
The annual effective tax rate represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items.

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